Exhibit 10.2
2010 MIP Award
GATX CORPORATION
2004 EQUITY INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNIT AGREEMENT
     THIS AGREEMENT, is entered into as of February 25, 2011 (the “Grant Date”), by and between the Participant and GATX Corporation (the “Company”).
     WHEREAS, the Company maintains the GATX Corporation 2004 Equity Incentive Compensation Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the Compensation Committee of the Board of Directors of the Company (the “Committee”), which has been charged with the responsibility of administering the Plan, to receive a Restricted Stock Unit Award (which is a Full Value Award) under the Plan;
     NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:
1.	Defined Terms. Capitalized terms used in this Agreement are defined in paragraph 12 or elsewhere herein. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Plan.

2.	Award. Subject to the terms of the Plan and this Agreement, the Participant is hereby granted the number of Restricted Stock Units set forth on the MSSB Benefit Access website (https://www.benefitaccess.com), as approved by the Committee in accordance with paragraph 3.1 of the Plan. Each Restricted Stock Unit entitles the Participant to receive one share of Stock subject to the terms and conditions of this Agreement.

3.	Voting Rights and Dividends. Restricted Stock Units are not shares of Stock and the Participant shall not have any rights as a shareholder of the Company, including the right to vote, until shares of Stock are actually issued to the Participant in accordance with paragraph 4.

An account shall be established for the Participant, to which shall be credited dividend equivalents equal to the product of (a) the number of the Participant’s Restricted Stock Units and (b) the dividend declared on a single share of Stock. To the extent the Participant becomes vested in the Restricted Stock Units, the Participant shall be entitled to a distribution of the dividend equivalents credited to his or her account at the same time as the shares of Stock are issued with respect to the Restricted Stock Units so vesting. All dividend equivalents paid will be considered ordinary income and will be subject to supplemental withholding rates for federal, state and applicable FICA taxes.

4.	Vesting, Transfer and Forfeiture of Restricted Stock Units.
(a)	Except as otherwise provided in paragraph 4(b), the Participant shall vest in the Restricted Stock Units which have been granted to the Participant (as set forth in paragraph 2 hereof) according to the following schedule:

INSTALLMENT	DISTRIBUTION DATE
50% of Restricted Stock Units	February 25, 2012
50% of Restricted Stock Units	February 25, 2013
For purposes of this Agreement, the term “Distribution Date” shall mean the date(s) set forth in the above schedule with respect to the number of Restricted Stock Units vesting on such date. Following a Distribution Date, the applicable Restricted Stock Units shall be converted and exchanged for an equal number of shares of Stock to be issued to the Participant no later than the tenth (10th) business day following such Distribution Date.

Notwithstanding the foregoing, if the Participant’s Date of Termination occurs prior to a Distribution Date, the Participant shall forfeit all non-vested Restricted Stock Units unless the Participant’s Date of Termination occurs as a result of the elimination of his or her job position, or by reason of the Participant’s death, Retirement or Disability, in which case the Restricted Stock Units that have been granted to the Participant (as set forth in paragraph 2 hereof) shall be vested on such Date of Termination, but the Restricted Stock Units shall not be cancelled or exchanged for shares of Stock until the applicable Distribution Date in accordance with this Agreement.

(b)	Notwithstanding the provisions of paragraph 4(a), the Participant shall become vested in the Restricted Stock Units, and shall become owner of an equal number of shares of Stock thereof free of all restrictions otherwise imposed by this Agreement, as follows:
(i)	Subject to the provisions of paragraph 4.2(f) of the Plan (relating to the adjustment of shares of Stock), if a Change in Control occurs prior to a Participant’s Date of Termination and before the Distribution Date for each Restricted Stock Unit and, within one (1) year after the occurrence of the Change in Control, the Participant’s Date of Termination occurs by reason of discharge by the Participant’s employer without Cause or the Participant resigns from employment with the employer for Good Reason, the Participant shall, except as provided in subparagraph (ii), become fully vested in all Restricted Stock Units granted prior to the Change in Control and held by the Participant as of the Date of Termination.

(ii)	For purposes of subparagraph (i), if, as a result of a Change in Control described in paragraph 5(e) of the Plan, the Participant’s employer ceases to be a Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company), and the Participant is not, immediately following the Change in Control, employed by the Company or an entity that is then a Subsidiary, then the occurrence of the Change in Control shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer without Cause.

(iii)	Following the vesting of the Restricted Stock Units under to subparagraph (i) or (ii), Restricted Stock Units shall be converted to an equal number of shares of Stock and issued no later than the tenth (10th) business day following the Date of Termination as determined in accordance with subparagraphs (i) and (ii); provided, however, that in the event the Participant qualifies for Retirement, then:
(A)	If such Participant’s Date of Termination (under either subparagraph (i) or (ii) above) is a result of a “separation from service” as determined in accordance with Treas. Reg. §1.409A-1(h) and any interpretation thereof adopted by the Company (a “Separation from Service”) and the Participant is a “specified employee” within the meaning of Section 409A of the Code and the regulations issued thereunder, the Restricted Stock Units shall be converted to an equal number of shares of Stock and issued to the Participant on the earlier of (1) the Distribution Date for the Restricted Stock Units or (2) the tenth (10th) business day following the six (6)-month anniversary of the Date of Termination.

(B)	If such Participant’s Date of Termination is under subparagraph (i) above, but is not as a result of a Separation from Service, the Restricted Stock Units shall be converted to an equal number of shares of Stock and issued to the Participant on the earlier of (1) the Distribution Date for such Restricted Stock Units or (2) the tenth (10th) business day following the date the Participant has a Separation from Service.

(C)	If such Participant’s Date of Termination is under subparagraph (ii), is not as a result of a Separation from Service, and the Change in Control does not constitute a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5)(i), the Restricted Stock Units shall be converted to an equal number of shares of Stock and issued to the Participant on the earlier of (1) the

Distribution Date for such Restricted Stock Units or (2) the tenth (10th) business day following the date the Participant has a Separation from Service.
(c)	Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered.
5.	Withholding. The granting, vesting and settlement of Restricted Stock Units under this Agreement are subject to withholding of all applicable taxes. Subject to such rules and limitations as may be established by the Committee from time to time, the Participant may satisfy his or her withholding obligations through (i) payment of cash to the Company equal to the amount of taxes required to be withheld, (ii) contemporaneously withholding from other sources of income otherwise payable to the Participant by the Company or any Subsidiary, or (iii) the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan or this Agreement; provided, however, that, except as otherwise provided by the Committee, shares of Stock otherwise payable under this Agreement may not be used to satisfy more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). In the event that the withholding obligation arises during a period in which the Participant is prohibited from trading in the Stock pursuant to the Company’s insider trading policy, or otherwise by applicable law, then unless otherwise elected by the Participant during a period when he/she was not so restricted from trading, the Company shall automatically satisfy the Participant’s withholding obligation by withholding from shares of Stock otherwise deliverable under this Agreement.

6.	Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been exercised or distributed, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If the Designated Beneficiary survives the Participant but dies before the exercise of all rights or the complete distribution of benefits under this Agreement, then any remaining rights and any remaining benefit distribution shall be exercisable by or distributed to the legal representative of the estate of the Designated Beneficiary.

7.	Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement shall be final and binding on all persons.

8.	Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the Director, Compensation of the Company. This Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

9.	Not an Employment Contract. The Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

10.	Notices. Any written notices provided for in this Agreement or the Plan shall be provided in accordance with paragraph 10(a) or 10(b), as applicable and, if provided to the Company, shall be addressed as follows:
GATX Corporation
222 West Adams Street
Chicago, IL 60606-5314
U.S.A.
(a)	Any notice required by the Participant pursuant to the definition of Good Reason, as described below, shall be in writing given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to the Senior Vice President, Human Resources and shall be effective when actually received.

(b)	All other notices shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Any such notice sent by mail shall be deemed received three business days after mailing, but in no event later than the date of actual receipt and shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, to the attention of the Director, Compensation.
11.	Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the parties.

12.	Definitions. For purposes of this Agreement, the terms used in this Agreement shall be subject to the following:

Cause. The term “Cause” shall mean (i) the willful and continued failure of the Participant to perform the Participant’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), or (ii) the willful engaging by the Participant in illegal conduct or gross misconduct in the course of his or her discharge of duties for the Company. For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief, that the Participant’s action or omission was in the best interests of the Company.

Change in Control. The term “Change in Control” shall have the meaning ascribed to it in Section 5 of the Plan.

Date of Termination. The term “Date of Termination” means the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on an approved leave of absence from the Company.

Designated Beneficiary. The beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require.

Disability. Except as otherwise provided by the Committee, the Participant shall be considered to have a “Disability” during the period in which the Participant is considered to be “disabled” as that term is defined in the Company’s long term disability plan.

Good Reason. The term “Good Reason” shall mean the occurrence of one or more of the following conditions without the consent of the Participant:
(a)	A material diminution in the Participant’s base compensation, compared with the Participant’s base compensation in effect immediately prior to the consummation of a Change in Control.

(b)	A material diminution in the Participant’s authority, duties, or responsibilities, compared with the authority, duties, and responsibilities of the Participant immediately prior to the consummation of a Change in Control.

(c)	The Participant is required to report to a supervisor with materially less authority, duties, or responsibilities than the authority, duties,

and responsibilities of the supervisor who had the greatest such authority, duties, and responsibilities at the time the Participant was required to report to such supervisor during the 120-day period immediately preceding the consummation of a Change in Control.

(d)	A material diminution in the budget over which the Participant retains authority, compared with the most significant budget, if any, over which the Participant had authority at any time during the 120-day period immediately preceding the consummation of a Change in Control.

(e)	A material change in the geographic location at which the Participant must perform services.

(f)	Any other action or inaction by the Company that constitutes a material breach of any change of control agreement between the Company and the Participant that is in effect when a Change in Control occurs.
If (I) the Participant provides written notice to the Company of the occurrence of Good Reason within a reasonable time (not more than 90 days) after the Participant has knowledge of the circumstances constituting Good Reason, which notice specifically identifies the circumstances which the Participant believes constitute Good Reason; (II) the Company fails to notify the Participant of the Company’s intended method of correction within a reasonable period of time (not less than 30 days) after the Company receives the notice, or the Company fails to correct the circumstances within a reasonable period of time after such notice (except that no such opportunity to correct shall be applicable if the circumstances constituting Good Reason are those described in paragraph (e) above, relating to relocation); and (III) the Participant resigns within a reasonable time after receiving the Company’s response, if such notice does not indicate an intention to correct such circumstances, or within a reasonable time after the Company fails to correct such circumstances (provided that in no event may such termination occur more than one year after the initial existence of the condition constituting Good Reason); then the Participant shall be considered to have terminated for Good Reason.

Retirement. “Retirement” of the Participant shall mean retirement on a “Retirement Date,” as that term is defined in the GATX Corporation Non-Contributory Pension Plan for Salaried Employees (the “Pension Plan”).

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